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                                  EXHIBIT 11.1

                        INTEGRATED SILICON SOLUTION, INC.
                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


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
                                                           Three Months Ended              Nine Months Ended
                                                                 June 30                        June 30
                                                         ------------------------       -----------------------
                                                           1996            1995           1996           1995
                                                         --------        --------       --------       --------

Net income (loss)                                        $(10,550)       $  9,242       $  4,808       $ 17,193
                                                         ========        ========       ========       ========

Computation of weighted average common and common equivalent shares outstanding:

     Weighted average common shares
          outstanding                                      17,515          16,014         17,419         10,478

     Common equivalent shares from dilutive
          preferred stock                                    --              --             --            3,740

     Common equivalent shares from dilutive
          common stock options and warrants                  --             1,647            981          1,423

     Common equivalent shares from stock and
          stock options granted during the twelve-
          month period prior to the Company's
          proposed initial public offering                   --              --             --              175
                                                         --------        --------       --------       --------

Shares used in per share calculations                      17,515          17,661         18,400         15,816
                                                         ========        ========       ========       ========

Net income (loss) per share                              $  (0.60)       $   0.52       $   0.26       $   1.09
                                                         ========        ========       ========       ========
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